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                                                                    Exhibit 23.1


                          Independent Auditors' Consent

The Board of Directors
Great Lakes Collection Bureau, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-42743, 333-62131, 333-73807, 333-83229, 333-87493 and 333-61746) on
Form S-8 and (No. 333-61748) on Form S-3 of NCO Group, Inc. of our report dated March 1, 2002, with respect to the consolidated balance sheets of Great Lakes Collection Bureau, Inc. and subsidiary as of December 31, 2001 and 2000, and the related consolidated statements of operations, shareholder's deficiency and cash flows for each of the years in the two-year period ended December 31, 2001, which report appears in the Form 8-KA of NCO Group, Inc. dated November 4, 2002.



                                                          /s/ KPMG LLP

November 1, 2002
Buffalo, New York